Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Fourth Quarter

and Full Year 2015 Results

HOUSTON, February 24, 2016 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the fourth quarter and year ended December 31, 2015.

Financial highlights from fourth quarter 2015 include:

•	Increased average daily production 64% to 426 MMcfe/d for the fourth quarter 2015 compared to 259 MMcfe/d for the fourth quarter 2014

•	Increased Adjusted EBITDA(1) to $96.9 million for the fourth quarter 2015 compared to $93.9 million for the fourth quarter 2014

•	Reported Adjusted Net Income(1) of $9.2 million for the fourth quarter 2015 compared to $4.8 million for the fourth quarter 2014

Financial highlights from full year 2015 include:

•	Increased average daily production 72% to 345 MMcfe/d for 2015 compared to 201 MMcfe/d in 2014

•	Increased Adjusted EBITDA(1) to $370.9 million in 2015 versus $316.3 million in 2014

•	Reported Adjusted Net Income(1) of $63.6 million for 2015 compared to $72.9 million for 2014

Other significant highlights from the fourth quarter and full year 2015 include:

•	Completed 33 gross horizontal wells in 2015 with an average thirty-day initial production (“IP”) rate of 21.7 MMcfe/d

•	Added 167,393 gross (158,497 net) acres of leasehold, which assumes MRD’s full exercise of the acreage option agreement, in the Terryville Field through MRD’s active leasing and acquisition program

•	Replaced 245% of production in 2015 including performance revisions and excluding price revisions and acquisitions

•	Completed 6 gross horizontal wells in the fourth quarter 2015 including:

¡	The two-well Temple pad, which reported a combined thirty-day IP rate of 50.5 MMcfe/d and represents two of the southernmost wells drilled in the field to-date

“Despite the current challenges facing the upstream oil and gas industry due to depressed commodity prices, MRD finished the year strong as we brought online thirty-three gross horizontal wells in the Terryville Field, increasing annual production 72 percent over the last year,” said Jay C. Graham, Chief Executive Officer of MRD. “We believe MRD’s lower capital budget for 2016, combined with our expected cost reductions, will further protect our balance sheet and liquidity position while providing significant optionality to ramp-up production in the second half of the year should commodity prices warrant.”

Fourth Quarter 2015 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”)(2).

Net production increased 64% year-over-year to 426 MMcfe/d for the fourth quarter 2015 compared to 259 MMcfe/d for the fourth quarter 2014. Fourth quarter 2015 net production consisted of 335 MMcf/d of natural gas (78%), 11.1 MBbls/d of natural gas liquids (“NGLs”) (16%) and 4.0 MBbls/d of crude oil (6%).

Total revenues for the fourth quarter 2015 were $96.8 million compared to $111.7 million for the fourth quarter 2014. Total revenues were lower primarily due to lower commodity prices, which were partially offset by increased production. Total revenues do not include the impact of realized hedges.

Average realized prices for the quarter ending December 31, 2015 and 2014, before the effect of commodity derivatives, are presented below:

	Q4’15	Q4’14	Percent Change
Natural gas (per Mcf)	$2.08	$3.99	(48)%
NGL (per Bbl)	$17.54	$32.43	(46)%
Oil (per Bbl)	$39.77	$71.73	(45)%

Total (per Mcfe)	$2.47	$4.69	(47)%

Average realized prices for the quarter ending December 31, 2015 and 2014, after the effect of commodity derivatives, are presented below:

	Q4’15	Q4’14	Percent Change
Natural gas (per Mcf)	$3.22	$4.15	(22)%
NGL (per Bbl)	$27.82	$45.44	(39)%
Oil (per Bbl)	$69.93	$87.81	(20)%

Total (per Mcfe)	$3.92	$5.28	(26)%

Lease operating expense (“LOE”) for the fourth quarter 2015 was $7.9 million, or $0.20 per Mcfe, compared to $5.2 million, or $0.22 per Mcfe, for the fourth quarter 2014. The decrease in per unit LOE resulted from continued efficiencies associated with pad development and increased sales volumes.

Gathering, processing and transportation expense for the fourth quarter 2015 was $33.2 million, or $0.85 per Mcfe, compared to $15.2 million, or $0.64 per Mcfe in the fourth quarter 2014. The year-over-year increase was primarily driven by increased production volumes and higher fees related to new, high-efficiency cryogenic natural gas processing services in the Terryville Field.

Taxes other than income were $6.2 million for the fourth quarter 2015, or $0.16 per Mcfe, compared to $3.5 million, or $0.15 per Mcfe, for the fourth quarter 2014. Fourth quarter 2015 taxes other than income were relatively unchanged on a per unit basis compared to fourth quarter 2014, and the total cost increased year-over-year due to increased production in the Terryville Field.

General and administrative (“G&A”) expense for the fourth quarter 2015 was $11.3 million, or $0.29 per Mcfe, compared to $11.7 million, or $0.49 per Mcfe, for the fourth quarter 2014. During the fourth quarter 2015, G&A expense included $2.7 million, or $0.07 per Mcfe, of stock-based compensation expense and $0.4 million, or $0.01 per Mcfe, of acquisition related costs. Cash G&A expense for the fourth quarter 2015 was $8.6 million, or $0.22 per Mcfe.

Net interest expense during the fourth quarter 2015 was $10.9 million, including amortization of deferred financing fees of approximately $0.8 million. This compares to net interest expense during the fourth quarter 2014 of $5.9 million, including amortization of deferred financing fees of approximately $0.7 million.

MRD reported Adjusted Net Income(1) for the fourth quarter 2015 of $9.2 million compared to $4.8 million for the fourth quarter 2014.

Drilling and completion (“D&C”) capital expenditures, including facilities and capital workovers, were approximately $121 million in the fourth quarter 2015.

Full Year 2015 Results

Net production increased 72% year-over-year to 345 MMcfe/d for 2015 compared to 201 MMcfe/d for 2014. 2015 net production consisted of 269 MMcf/d of natural gas (78%), 8.9 MBbls/d of NGLs (16%) and 3.6 MBbls/d of crude oil (6%). During 2015, MRD brought online 33 gross horizontal wells in the Terryville Field.

MRD reported total revenues of $374.0 million during 2015 compared to $409.1 million for 2014. Total revenues were lower primarily due to lower commodity prices, which were partially offset by increased production. Total revenues do not include the impact of realized hedges.

Average realized prices for the years ended December 31, 2015 and 2014, before the effect of commodity derivatives, are presented below:

	2015	2014	Percent Change
Natural gas (per Mcf)	$2.57	$4.40	(42)%
NGL (per Bbl)	$18.69	$42.10	(56)%
Oil (per Bbl)	$45.78	$90.07	(49)%

Total (per Mcfe)	$2.97	$5.59	(47)%

Average realized prices for the years ended December 31, 2015 and 2014, after the effect of commodity derivatives, are presented below:

	2015	2014	Percent Change
Natural gas (per Mcf)	$3.57	$4.39	(19)%
NGL (per Bbl)	$30.00	$45.59	(34)%
Oil (per Bbl)	$72.88	$93.42	(22)%

Total (per Mcfe)	$4.33	$5.71	(24)%

LOE for 2015 was $24.9 million, or $0.20 per Mcfe, compared to $17.6 million, or $0.24 per Mcfe, in 2014. The decrease in per unit LOE resulted from continued efficiencies associated with pad development and increased sales volumes.

Gathering, processing and transportation expense for 2015 was $98.0 million, or $0.78 per Mcfe, compared to $46.0 million, or $0.63 per Mcfe in 2014. The year-over-year increase was primarily driven by increased production volumes and higher fees related to new, high-efficiency cryogenic natural gas processing services in the Terryville Field.

Taxes other than income were $14.9 million for 2015, or $0.12 per Mcfe, compared to $12.6 million, or $0.17 per Mcfe, for the previous year. The year-over-year decrease on a per unit basis was primarily due to a higher percentage of production receiving production tax exemptions.

G&A expense for 2015 was $46.3 million, or $0.37 per Mcfe, compared to $38.5 million, or $0.53 per Mcfe, for 2014. During 2015, G&A expense included $8.8 million, or $0.07 per Mcfe, of stock-based compensation expense. Cash G&A expense for 2015 was $37.5 million, or $0.30 per Mcfe.

Net interest expense during 2015 was $39.4 million, including amortization of deferred financing fees of approximately $2.8 million. This compares to net interest expense during 2014 of $50.3 million, including amortization of deferred financing fees of approximately $3.2 million. The year-over-year decrease in net interest expense is primarily the result of lower interest rates on indebtedness during 2015 compared to 2014.

MRD reported Adjusted Net Income(1) for 2015 of $63.6 million compared to $72.9 million for 2014.

For the full year 2015, D&C capital expenditures, including facilities and capital workovers, were approximately $511 million. Land and leasehold acquisitions totaled approximately $369 million in 2015.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required by accounting principles generally accepted in the United States of America (“GAAP”) to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns an approximate 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures (excluding MEMP GP). The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Annual Report on Form 10-K for the year ended December 31, 2015 for additional information.

Operational Update

MRD reported fourth quarter 2015 average daily production of 426 MMcfe/d, which represents a 64% increase compared to the fourth quarter 2014. MRD turned 6 gross wells to sales during the fourth quarter 2015, including the two-well Temple pad targeting the Upper Red zone. The Temple pad is significant as it represents two of the southernmost wells drilled to date in the Terryville Field. This two-well pad had an average lateral length of 7,009 feet and delivered a combined 30-day IP rate of 50.5 MMcfe/d.

MRD brought to sales 10 gross horizontal wells year-to-date and expects an additional 3 wells to come online by the end of February 2016. In total, these wells will consist of 9 Upper Red wells and 4 Lower Red wells.

MRD continues to decrease its average D&C costs through improved operational efficiencies and further cost reduction measures. MRD estimates its first thirteen wells of 2016 will have an average D&C cost of approximately $10.7 million per well and average lateral length of 7,622 feet. This equates to $1,404 per foot of completed lateral length, which represents an 11% reduction from MRD’s full-year 2015 guidance of $11.8 million per well for a 7,500 foot lateral. The three well pad that is scheduled to come online by the end of February is expected to average $9.0 million per well with an average lateral length of 7,820 feet, which equates to $1,151 per foot of completed lateral length.

The following table provides additional detail related to MRD’s 6 gross horizontal wells added in the Terryville Field during the fourth quarter 2015:

Well	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day IP Rate (MMcfe/d)(1)	30-Day IP Rate Per Thousand Foot of Lateral	Avg. Well 30-Day IP Rate Normalized to 7,500’ Lateral (MMcfe/d)	Avg. Peak 24-Hour Rate (MMcfe/d)(2)
Upper Red	4	6,274	20.0	3.1	23.4	21.7
Lower Red	2	5,042	12.8	2.5	19.0	16.8

(1)	Represents the average of the maximum IP rates for 30 days during initial production based on actual production rates incurred
(2)	Peak 24-hour rates represent the maximum 24-hour production rate reported within a 30-day IP rate period

In 2015, MRD brought online 26 Upper Red wells with an average lateral length of approximately 7,000 feet and average 30-day IP rate of approximately 24 MMcfe/d. This equates to approximately 3.4 MMcfe/d per thousand foot of completed lateral. The Upper Red well performance continues to produce at management’s type curve normalized to 7,500 feet and supports the estimated ultimate recoveries for the Terryville Field.

The following table provides additional detail related to MRD’s 33 gross horizontal wells added in the Terryville Field during the full year 2015:

Well	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day IP Rate (MMcfe/d)(1)	30-Day IP Rate Per Thousand Foot of Lateral	Avg. Well 30-Day IP Rate Normalized to 7,500’ Lateral (MMcfe/d)	Avg. Peak 24-Hour Rate (MMcfe/d)(2)
Upper Red	26	6,937	23.8	3.4	25.7	27.1
Lower Red	6	6,267	14.7	2.4	17.7	17.9
Upper Deep Pink	1	7,152	9.0	1.3	9.4	11.0

(1)	Represents the average of the maximum IP rates for 30 days during initial production based on actual production rates incurred
(2)	Peak 24-hour rates represent the maximum 24-hour production rate reported within a 30-day IP rate period

2016 Development Plan

As previously announced, MRD expects to spend approximately $350 million (using the mid-point of MRD’s previously announced guidance) on its 2016 D&C capital budget and to complete between 30 and 35 gross wells in the Terryville Field in 2016 with an average lateral length of approximately 7,200 feet. MRD expects to bring online approximately 15 gross horizontal wells during the first quarter of 2016 with the remaining portion of its wells to be completed between August and September of 2016. As a result of the development within the Terryville Field, shut-in production associated with offset completions can be impactful for the scheduled periods of time, and MRD has allowed for these development timing issues in its previously issued production guidance. During 2016, MRD plans to operate an average of 4 drilling rigs in North Louisiana, which compares to 9 operated rigs during 2015.

MRD expects to have an inventory of approximately 30 drilled but uncompleted wells (“DUCs”) at the end of the second quarter and between 20 and 25 DUCs at the end of 2016. MRD estimates that approximately $115 million will be used to drill these 20 to 25 DUCs, which will contribute to 2017’s production growth. Importantly, the completion of these DUCs can be accelerated should commodity prices warrant.

As a result of the significant inventory of DUCs, MRD believes it has the ability to increase its 2016 production growth guidance range significantly by completing these additional wells with a minimal amount of associated capex. For example, if MRD elected not to defer the aforementioned completions, MRD estimates it could grow 2016 annual production by approximately 35% to 40% by spending an additional $115 million to $125 million during the second half of 2016.

MRD chose to defer completions on some wells in 2016 as it allows MRD to retain a strong balance sheet and preserve liquidity during the current commodity cycle downturn, all while remaining cash flow neutral. MRD believes this strategy, coupled with a strong balance sheet, best positions itself to quickly respond to higher commodities prices when appropriate, providing greater returns to its shareholders.

Although MRD has not included drilling and completion cost savings in its 2016 guidance, MRD anticipates pad drilling and completion operations and other service market cost reductions during the year, which could provide further potential upside to its full year projections. MRD will continue to aggressively pursue cost-cutting initiatives in all facets of its program, including both capital and expense related items.

North Louisiana Lease Additions

MRD continues to increase its ownership in North Louisiana through acreage acquisitions and an active leasing program. As of February 1, 2016, assuming the full exercise of the acreage option agreement to lease acreage in North Louisiana, MRD had 241,130 gross (219,654 net) acres in and around the Terryville Field, which represents a 326% increase in net acres since its initial public offering in June 2014.

	As of December 31, 2014		As of February 1, 2016
	Gross	Net	Gross Net
Over-Pressured Lower Cotton Valley:
Terryville Complex	73,737	61,157	202,227	180,901
NLA Acreage Option	-	-	38,903	38,753

	73,737	61,157	241,130	219,654

Other:
Other Louisiana	49,198	44,291	13,653	8,342

Total Acres	122,935	105,448	254,783	227,996

Note: Table gives effect to MRD’s full exercise of the NLA Acreage Option, which is exercisable through February 2017

Year-End 2015 Proved and 3P Reserves

On February 2, 2016, MRD announced that proved reserves at December 31, 2015 were 1.4 Tcfe. MRD’s 3P reserves(3) at year-end 2015 totaled 8.0 Tcfe, which represents an 80% increase compared to the prior year. NSAI’s audited 3P gross horizontal drilling locations in MRD’s four primary, over-pressured zones located within its acreage position increased to 1,300 locations from 571 locations as of December 31, 2014. In 2015, finding and development costs for proved reserve additions from costs incurred for D&C capital expenditures, including facilities and capital workovers, averaged $1.66 per Mcfe.

Zone	Management 3P Locations(3)	NSAI 3P Locations
Upper Red	1,773	525
Lower Red	1,140	431
Lower Deep Pink	465	214
Upper Deep Pink	469	130

Total	3,847	1,300

(3)

MRD’s 3P reserves at December 31, 2015 were prepared by its internal reserve engineers and audited by NSAI. See “3P Reserves” and “Management Locations” sections of this press release for more information regarding 3P reserves and management 3P locations, respectively.

Financial Update

Total debt outstanding as of December 31, 2015 was $1,023.0 million, including $423.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of December 31, 2015, MRD’s liquidity of $578.6 million consisted of $1.6 million of cash and cash equivalents and $577.0 million of availability under its revolving credit facility. MRD’s net debt to annualized fourth quarter 2015 adjusted EBITDA ratio was 2.6 times at year-end 2015.

MRD is projected to exit 2016 with a net debt to annualized Adjusted EBITDA ratio of less than 2.5 times and total liquidity of over $500 million, based upon its current $1.0 billion borrowing base and its full year 2016 guidance which utilizes strip pricing as of January 22, 2016. MRD’s liquidity position is expected to be sufficient to finance anticipated working capital and capital expenditures.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the fourth quarter of 2015 was 27.3 Bcfe, or 70% of fourth quarter production of 39.1 Bcfe, which settled at an average hedge price of $4.85 per Mcfe. As of January 31, 2016, MRD has hedged approximately 100% of its expected 2016 production (using MRD’s 2016 guidance range). As of December 31, 2015, the mark-to-market value of MRD’s hedge book was approximately $365 million.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of February 24, 2016.

	2016	2017
Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMBtu)	116,040,000	98,040,000
Total weighted-average price(1)	$3.76	$3.78

Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	1,075,960	336,000
Total weighted-average price(1)	$93.04	$84.70

Natural Gas Liquids Hedge Contracts:
Total natural gas liquids volumes hedged (Bbl)	5,238,004	–
Total weighted-average price(1)	$40.09	–

Total Hedge Contracts:
Total hedged production (MMBtue)	153,923,781	100,056,000
Total weighted-average price(1)	$4.85	$3.99
Percent of expected production hedged(2)	~100%

(1)	Utilizing the mid-point for collars
(2)	Using MRD’s 2016 guidance range

For more detailed information about MRD’s hedging program as of February 24, 2016, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Annual Report on Form 10-K

MRD’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2015, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before February 29, 2016.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, (Conference ID: 36269632) at least 15 minutes prior to the start of the call or via the internet at www.memorialrd.com. A replay of the call will be available on MRD’s website or by phone at (855) 859-2056 (Conference ID: 36269632) for a seven-day period following the call.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “projects,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

3P Reserves

MRD has provided summations of its proved, probable and possible reserves in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. Investors should be cautioned that estimates of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves, and that the uncertainty for possible reserves is even more significant. Further, because estimates of probable and possible reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use.

Management Locations

MRD has disclosed gross horizontal drilling locations in this press release in the proved, probable, and possible categories as audited by NSAI, MRD’s third party engineers, as well as 2,547 drilling locations that have been identified by MRD’s management. MRD identified those additional locations using the same methodology as those locations to which probable and possible reserves are attributed—by using existing geologic and engineering data from vertical production and seismic data. Of those 2,547 gross horizontal drilling locations, 1,536 lie within the geographic areas to which proved, probable and possible reserves are attributed. The remaining 1,011 management identified gross horizontal drilling locations are within geographic areas to which proved, probable or possible reserves are not attributed, but nonetheless are locations that MRD has specifically identified based on its evaluation of applicable geologic and engineering data accrued over our multi-year historical drilling activities in the surrounding area. The locations have been identified by MRD’s management based on its evaluation of applicable geologic and engineering data from historical drilling activities in the surrounding area. The locations on which MRD actually drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors, and may differ from the locations currently identified.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data - MRD Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Production volumes:
Oil Sales (MBbls)	368	254	1,331	909
NGL Sales (MBbls)	1,025	533	3,249	1,864
Natural Gas Sales (MMcf)	30,780	19,104	98,270	56,575

Total (MMcfe)	39,147	23,825	125,759	73,210
Total (MMcfe/d)	425.5	259.0	344.5	200.6

Average unit costs per Mcfe:
Lease operating expense	$0.20	$0.22	$0.20	$0.24
Gathering, processing and transportation	$0.85	$0.64	$0.78	$0.63
Taxes other than income	$0.16	$0.15	$0.12	$0.17
General and administrative expenses	$0.29	$0.49	$0.37	$0.53
Cash settlements received / (paid) on commodity derivatives	$1.45	$0.59	$1.36	$0.13

Memorial Resource Development Corp.

Statements of Operations - MRD Segment

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Amounts in $000s)	2015	2014	2015	2014

Revenues:
Oil & natural gas sales	$96,760	$111,742	$374,042	$409,070
Other income	-	-	-	12

Total revenues	96,760	111,742	374,042	409,082

Costs and Expenses:
Lease operating	7,878	5,209	24,903	17,570
Gathering, processing & transportation	20,869	15,163	72,554	45,956
Gathering, processing & transportation - affiliate	12,375	-	25,403	-
Exploration	1,945	12,640	8,969	13,853
Taxes other than income	6,230	3,469	14,896	12,610
Depreciation, depletion and amortization	59,348	41,497	188,742	128,238
Impairment of proved oil and natural gas properties	-	24,576	-	24,576
General and administrative	11,294	11,669	46,288	38,549
Incentive unit compensation expense	3,837	(25,441)	35,142	943,949
Accretion of asset retirement obligations	106	144	417	533
(Gain) loss on commodity derivatives instruments	(78,355)	(240,604)	(281,249)	(257,734)
(Gain) loss on sale of properties	(97)	-	(47)	3,057
Other, net	-	(1)	-	(1)

Total costs and expenses	45,430	(151,679)	136,018	971,156

Operating income	51,330	263,421	238,024	(562,074)

Other Income (Expense):
Interest expense, net	(10,851)	(5,928)	(39,396)	(50,283)
Debt extinguishment costs	-	-	-	(37,248)
Equity income (loss)	75	188	(327)	(12,656)
Other income	(839)	218	(1,022)	320

Total other expense	(11,615)	(5,522)	(40,745)	(99,867)

Income before income taxes	39,715	257,899	197,279	(661,941)

Income tax expense	(22,660)	(87,691)	(100,005)	(102,392)

Net income attributable to MRD Segment	$17,055	$170,208	$97,274	$(764,333)

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA - MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; transaction related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in $000s)	2015	2014	2015	2014

MRD Segment net income (loss)	$17,055	$170,208	$97,274	$(764,333)

Add (Deduct):

Interest expense, net	10,851	5,928	39,396	50,283
Debt extinguishment costs	-	-	-	37,248
Income tax expense	22,660	87,691	100,005	102,392
Depreciation, depletion and amortization	59,348	41,497	188,742	128,238
Impairment of proved oil and gas properties	-	24,576	-	24,576
Accretion of asset retirement obligations	106	144	417	533
(Gains) losses on commodity derivatives	(78,355)	(240,604)	(281,249)	(257,734)
Cash settlements received (paid) on expired commodity derivatives	56,601	14,096	170,899	9,166
Transaction related costs	354	737	1,974	2,305
Stock-based compensation (LTIPs)	2,653	1,317	8,788	2,804
Incentive-based unit compensation expenses	3,837	(25,441)	35,142	943,949
(Gain) loss on sale of properties	(97)	-	(47)	3,057
Exploration costs	1,945	12,640	8,969	13,853
Loss on office lease	-	1,180	-	1,180
Equity (income) loss in MEMP	(75)	(188)	327	12,656
Cash distributions from MEMP	26	76	252	6,144

MRD Segment Adjusted EBITDA	$96,909	$93,857	$370,889	$316,317

Memorial Resource Development Corp.

Calculation of Adjusted Net Income - MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in $000s)	2015	2014	2015	2014

MRD Segment net income (loss)	$17,055	$170,208	$97,274	$(764,333)

Add (Deduct):
(Gains) losses on commodity derivatives	(78,355)	(240,604)	(281,249)	(257,734)
Cash settlements (paid) received on expired commodity derivatives	56,601	14,096	170,899	9,166
(Gain) loss on sale of properties	(97)	-	(47)	3,057
Stock-based compensation (LTIPs)	2,653	1,317	8,788	2,804
Incentive-based compensation expenses	3,837	(25,441)	35,142	943,949
Equity (income) loss in MEMP	(75)	(188)	327	12,656
Debt extinguishment costs	-	-	-	37,248

MRD segment adjusted net income (loss) before tax effect	1,619	(80,612)	31,134	(13,187)
Tax effect related to adjustments	7,579	85,437	32,475	86,088

MRD Segment Adjusted Net Income	$9,198	$4,825	$63,609	$72,901

Memorial Resource Development Corp.

Commodity Hedge Positions - MRD Segment

At December 31, 2015, the MRD Segment had the following open commodity positions (excluding embedded derivatives):

	2016	2017
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	2,570,000	1,770,000
Weighted-average fixed price	$4.09	$4.24

Collar contracts:
Average Monthly Volume (MMBtu)	1,100,000	1,050,000
Weighted-average floor price	$4.00	$4.00
Weighted-average ceiling price	$4.71	$5.06

Purchased put option contracts:
Average Monthly Volume (MMBtu)	6,000,000	5,350,000
Weighted-average strike price	$3.51	$3.48
Weighted-average deferred premium paid	$(0.34)	$(0.32)

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	1,120,000	200,000
Spread - Henry Hub	$(0.10)	$(0.08)

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	35,583	28,000
Weighted-average fixed price	$83.58	$84.70

Collar contracts:
Average Monthly Volume (Bbls)	27,000	—
Weighted-average floor price	$80.00	$—
Weighted-average ceiling price	$99.70	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	353,399	—
Weighted-average fixed price	$39.68	$—

At December 31, 2015, the MRD Segment had the following open embedded derivative positions:

2016
Oil Hybrid Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	27,080
Weighted-average fixed price	$46.51
Initial net investment price	$62.16

Total contract swap price	$108.67

NGL Hybrid Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	83,101
Weighted-average fixed price	$15.84
Initial net investment price	$25.98

Total contract swap price	$41.82

Memorial Resource Development Corp.

Statements of Operations - MRD Corp. Consolidated

Included below is MRD’s consolidated and combined statement of operations disaggregated by reportable segment for the period indicated (in thousands):

	For the Year Ended December 31, 2015
			Other,
			Adjustments
			&
	MRD	MEMP	Eliminations	Consolidated
Revenues:
Oil & natural gas sales	$374,042	$355,422	$—	$729,464
Other revenues	—	2,725	—	2,725

Total revenues	374,042	358,147	—	732,189

Costs and expenses:
Lease operating	24,903	168,199	—	193,102
Gathering, processing, and transportation	72,554	34,939	—	107,493
Gathering, processing, and transportation - affiliate	25,403	—	—	25,403
Exploration	8,969	2,317	—	11,286
Taxes other than income	14,896	25,828	—	40,724
Depreciation, depletion, and amortization	188,742	195,814	—	384,556
Impairment of proved oil and natural gas properties	—	616,784	—	616,784
Incentive unit compensation expense	35,142	—	—	35,142
General and administrative	46,288	56,671	—	102,959
Accretion of asset retirement obligations	417	7,125	—	7,542
(Gain) loss on commodity derivative instruments	(281,249)	(462,890)	—	(744,139)
(Gain) loss on sale of properties	(47)	(2,998)	—	(3,045)
Other, net	—	(665)	—	(665)

Total costs and expenses	136,018	641,124	—	777,142

Operating income (loss)	238,024	(282,977)	—	(44,953)
Other income (expense):
Interest expense, net	(39,396)	(114,732)	—	(154,128)
Earnings from equity investments	(327)	—	327	—
Other, net	(1,022)	43	—	(979)

Total other income (expense)	(40,745)	(114,689)	327	(155,107)

Income (loss) before income taxes	197,279	(397,666)	327	(200,060)
Income tax benefit (expense)	(100,005)	2,175	—	(97,830)

Net income (loss)	$97,274	$(395,491)	$327	$(297,890)

	For the Year Ended December 31, 2014
			Other,
			Adjustments
			&	Consolidated
	MRD	MEMP	Eliminations	& Combined
Revenues:
Oil & natural gas sales	$409,070	$561,677	$—	$970,747
Other revenues	12	4,366	—	4,378

Total revenues	409,082	566,043	—	975,125

Costs and expenses:
Lease operating	17,570	143,733	—	161,303
Gathering, processing, and transportation	45,956	31,892	—	77,848
Exploration	13,853	2,750	—	16,603
Taxes other than income	12,610	33,141	—	45,751
Depreciation, depletion, and amortization	128,238	185,955	—	314,193
Impairment of proved oil and natural gas properties	24,576	407,540	—	432,116
Incentive unit compensation expense	943,949	—	—	943,949
General and administrative	38,549	49,124	—	87,673
Accretion of asset retirement obligations	533	5,773	—	6,306
(Gain) loss on commodity derivative instruments	(257,734)	(492,254)	—	(749,988)
(Gain) loss on sale of properties	3,057	—	—	3,057
Other, net	(1)	(11)	—	(12)

Total costs and expenses	971,156	367,643	—	1,338,799

Operating income (loss)	(562,074)	198,400	—	(363,674)
Other income (expense):
Interest expense, net	(50,283)	(83,550)	—	(133,833)
Loss on extinguishment on debt	(37,248)	—	—	(37,248)
Earnings from equity investments	(12,656)	—	12,656	—
Other, net	320	(657)	—	(337)

Total other income (expense)	(99,867)	(84,207)	12,656	(171,418)

Income before income taxes	(661,941)	114,193	12,656	(535,092)
Income tax benefit (expense)	(102,392)	1,421	—	(100,971)

Net income (loss)	$(764,333)	$115,614	$12,656	$(636,063)

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com